Exhibit 10.2

July 19, 2002

Thomas Reynolds

47 The Fairways

Ipswich, MA 01938

Dear Thomas:

This Letter Agreement sets forth the terms of your employment separation from Lightbridge, Inc., a Delaware corporation (“Lightbridge”).

1.             Termination.  The effective date of termination of your employment with Lightbridge is July 22, 2002.

2.             Severance Payment.  You will receive a lump sum severance payment of $70,673, minus applicable deductions, upon the expiration of the seven-day period immediately following your indication of acceptance of the terms of this Letter Agreement by signing on the signature line below. You agree that the payments described in this letter agreement are above and beyond any payments or compensation otherwise owed to you under the terms of your employment with Lightbridge or required by law.

3.             Benefits.  A summary of your principal benefits upon termination is as follows:

Health Coverage - Upon the effective date of termination, your rights under the so-called COBRA statute shall attach and shall entitle you to participate in Lightbridge’s group health and dental plans. Should you or any of your family members elect COBRA continuation coverage, for the twelve week period immediately following the effective date of termination, Lightbridge shall be responsible for paying the difference between the cost of COBRA continuation coverage and the premium contribution amount applicable to you as of the effective date of termination subject to any applicable carrier rate adjustments. After such twelve week period ends, if you or any of your family members elect to continue COBRA coverage, you will be responsible for all of the premium payments. Shortly after the date hereof, we will provide you with COBRA documentation and instructions for submitting COBRA payments.

Life Insurance - Your Lightbridge paid life insurance ends on the effective date of termination.  If you are interested in continuing coverage at your own cost, please call The Hartford at 1-800-548-5157.

401(k) Plan - Your participation in the 401(k) plan ends on the effective date of termination.  For rollover, loan or company match questions, please contact MassMutual at 1-800-743-5274.

Stock Options - You have received stock option grants while employed at Lightbridge and you have 30 days from the effective date of termination to exercise any vested, unexercised options.  You may do so through your E-trade account.

Other Benefits - All other Lightbridge benefits terminate on the effective date of termination. Enclosed herewith is a brief summary of the impact that the termination of your employment has on other employee benefits and what steps, if any, you need to take in connection therewith.

4.             Unemployment Insurance Benefits.  Please see the Attachment - How to File for Unemployment Insurance Benefits.

5.             Release.  In exchange for the consideration set forth in this Letter Agreement, you hereby irrevocably and unconditionally release, acquit and forever discharge Lightbridge, its affiliated and related corporations and each of their predecessors and successors, and each of their agents, directors, officers, trustees, attorneys, present and former employees, representatives, and related entities (collectively referred to as “Lightbridge”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, damages and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever known or unknown, suspected or unsuspected, which you now have, own or hold, or claim to have, own or hold, or which at any time heretofore, had owned or held, or claimed to have owned or held, or which you at any time hereafter may have, own or hold, or claim to have owned or held against Lightbridge, based upon, arising out of or in connection with any circumstance, matter or state of fact up to the date of this Letter Agreement, including but not limited to, claims or rights under any federal, state, or local statutory and/or common law in any way regulating or affecting the employment relationship, including but not limited to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Chapter 151B of the Massachusetts General Laws, and the Age Discrimination in Employment Act.  THIS MEANS YOU MAY NOT SUE LIGHTBRIDGE FOR ANY CURRENT OR PRIOR CLAIMS ARISING OUT OF YOUR EMPLOYMENT WITH OR TERMINATION FROM LIGHTBRIDGE.

You further agree that you will not bring any lawsuits, file any charges or complaints, or make any other demands against Lightbridge, or further pursue any lawsuits, cases or complaints already brought, based on your employment by Lightbridge.  You further represent that you have no current or pending actions, charges, lawsuits, or complaints against Lightbridge.  You acknowledge and understand that the consideration provided for in this Letter Agreement constitutes a full, fair and complete payment for the release and waiver of all of your possible claims.  You acknowledge and understand that Lightbridge does not owe you anything for your claims in addition to the consideration set forth in this Letter Agreement.

6.             Return of Documents and Lightbridge Property.  You agree that you will return to Lightbridge all documents, tapes, notes, computer files and other information or materials (and all copies) in your possession which contain confidential information and all Lightbridge property and equipment by the effective date of termination. For additional information or property or equipment needing to be returned, you agree to schedule in advance a specific time to meet with management for this purpose prior to the effective date of termination.

7.             Confidentiality.  You and Lightbridge agree that the terms of this Letter Agreement are strictly confidential and shall not be disclosed to any other person, except that you may disclose this Letter Agreement to your immediate family, attorney, and tax and other professional advisor, and Lightbridge may disclose this Letter Agreement to Lightbridge employees and advisors with a need to know about the Letter Agreement, including without limitation, legal counsel, corporate officers and officials, tax or accounting consultants, human resources and payroll representatives.

8              Non-disparagement.  You agree that you will not make any disparaging comments concerning Lightbridge or Lightbridge’s employment practices.

9.             Challenge to Validity of Letter Agreement.  Lightbridge and you shall never bring a proceeding to challenge the validity of this Letter Agreement.  Should you do so, you will first be required to pay back to Lightbridge any monies received from Lightbridge under paragraph two (2) of this Letter Agreement.

10.           Enforcement.  In the event that you violate paragraphs 6, 7 or 8 of this Letter Agreement during the twelve-week period of Salary Continuation, the payments described in paragraph 2 shall cease.  In the event that you violate paragraphs 6, 7 or 8 following the expiration of the twelve-week Salary Continuation period, Lightbridge shall be entitled to an order enjoining future violations and an award of $5,000.00 in liquidated damages for each such violation.

11.           Entire Agreement; Other Agreements.  This Letter Agreement sets forth the full terms of the separation arrangement between you and Lightbridge, and supersedes any prior oral or written understanding.  Notwithstanding the previous sentence, the agreement entitled “Lightbridge, Inc. Confidentiality and Non Competition Agreement” executed by you remains in full force and effect.

12.           Governing Law.  This Letter Agreement will be governed by and interpreted in accordance with the substantive laws of The Commonwealth of Massachusetts.

13.           Signature.  This Letter Agreement may be signed on one or more copies, each of which when so signed will be deemed to be an original, and all of which together will be one and the same document.

14.           Representations.  You represent that you understand the various claims you could have asserted under M.G.L. c. 151B, The American with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, and other such similar laws; that you have read this Letter Agreement carefully and understand all its provisions; that the consideration received by you under this Letter Agreement is above and beyond the payments or benefits otherwise owed to you under the terms of your employment with Lightbridge or required by law; and that you enter this Letter Agreement and waive any claims knowingly and willingly.

15.           Effective Date.  This Letter Agreement shall become effective seven (7) days after it is signed.  You may revoke this Letter Agreement within seven (7) days after it is signed, and it shall not become effective or enforceable until this seven (7) day revocation period has expired.

14.           Review.  In signing this Letter Agreement, you acknowledge that you understand its provisions, that your agreement is knowing and voluntary, that you have been afforded a full and reasonable opportunity of at least 21 days to consider its terms and to consult with or seek advice from an attorney or any other person of your choosing, and that you have been advised by Lightbridge to consult with an attorney prior to executing this Letter Agreement.

Please indicate your acceptance of the terms of this Letter Agreement by signing below and subsequently mailing or personally delivering the signed agreement to me.

Very truly yours,

/s/ Kathleen V. Betts

Kathleen V. Betts

Vice President of Human Resources

Agreed and accepted:

/s/Thomas Reynolds	22 July 02

Thomas Reynolds	Date